Exhibit 3.1

FOURTH AMENDMENT TO BYLAWS

TherapeuticsMD, Inc., a Nevada corporation (the “Company”), desires to amend its Bylaws.

Article XIII – Inapplicability of NRS 78.378 through 78.3793

Article XIII of the Bylaws shall be deleted in its entirety and replaced with the following:

ARTICLE XIII – (INAPPLICABILITY OF NRS 78.378 THROUGH 78.3793)

Notwithstanding any other provision of these Bylaws to the contrary, the provisions of NRS 78.378 through 78.3793, inclusive, shall not be applicable to the Subscription Agreement, dated as of July 29, 2022, by and among the Corporation and Rubric Capital Management LP or the Subscription Agreement, dated as of May 1, 2023, by and among the Corporation and Rubric Capital Management LP (collectively, the “Rubric Subscription Agreements”), to the acquisition of any shares of the Corporation’s capital stock thereunder or the consummation of any transactions contemplated thereby, or by the other documents, instruments and arrangements contemplated by the Rubric Subscription Agreements.

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Except as expressly amended or modified by this Fourth Amendment to Bylaws, all of the terms and conditions of the Bylaws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby certifies that the foregoing Fourth Amendment to the Bylaws was duly adopted by the board of directors of the Company effective as of the 29th day of June, 2023.

THERAPEUTICSMD, INC.

/s/ Marlan D. Walker
By: Marlan D. Walker
Its: Chief Executive Officer